JOHN HANCOCK CAPITAL SERIES

                                  On behalf of

                         JOHN HANCOCK CLASSIC VALUE FUND

                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT

     It is hereby agreed that on June 6, 2006, the Board of Trustees of John Hancock Classic Value Fund (the "Fund") voted to amend the first paragraph of
Section 5 of the Fund's Investment Management Contract, effective July 1, 2006, as follows:

     5. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) .850% of the average daily net asset value of the Fund up to
$2,500,000,000   of  average   daily  net   assets;   (ii)  .825%  of  the  next
$2,500,000,000;  and (iii)  .800% of the amount over  $5,000,000,000  of average daily net assets.

Executed this 1st day of July, 2006.


                            JOHN HANCOCK CAPITAL SERIES
                            On behalf of John Hancock Classic Value Fund



                            By: /s/ Genevieve Pluhowski
                                -----------------------
                                Genevieve Pluhowski
                                Assistant Vice President and Assistant Secretary



                            JOHN HANCOCK ADVISERS, LLC



                            By: /s/ Genevieve Pluhowski
                                -----------------------
                                Genevieve Pluhowski
                                Second Vice President